Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Navigators Group, Inc.:

We consent to the use of our reports dated February 17, 2012, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

June 1, 2012